EXHIBIT 4.1

Number	DISABILITY ACCESS CORPORATION INCORPORATION UNDER THE LAWS OF THE STATE OF NEVADA	Shares
COMMON VOTING STOCK FULLY PAID AND NON-ASSESSABLE	CUSIP: 25459R103 Par Value: $0.00001	COMMON VOTING STOCK FULLY PAID AND NON-ASSESSABLE
THIS CERTIFIES THAT	SPECIMEN
IS THE REGISTERED HOLDER OF	ZERO

SHARES OF THE COMMON STOCK OF DISABILITY ACCESS CORPORATION, a Nevada Corporation, transferable only on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

PRESIDENT & CEO	DISABILITY ACCESS CORPORATION Corporate Seal NEVADA	SECRETARY